Exhibit 5.1

April 3, 2018	53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Seoul
	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.

ABB Finance (USA) Inc.

305 Gregson Drive

Cary, North Carolina 27511

ABB Ltd

Affolternstrasse 44

CH-8050 Zurich

Switzerland

Re:                             Registration Statement No. 333-223907; $300,000,000 Aggregate Principal Amount of 2.800% Notes due 2020, $450,000,000 Aggregate Principal Amount of 3.375% Notes due 2023 and $750,000,000 Aggregate Principal Amount of 3.800% Notes due 2028

Ladies and Gentlemen:

We have acted as special counsel to ABB Finance (USA) Inc., a Delaware corporation (the “Company”), and ABB Ltd, a Swiss corporation (the “Guarantor”), in connection with the issuance by the Company of $300,000,000 aggregate principal amount of 2.800% Notes due 2020 (the “2020 Notes”), $450,000,000 aggregate principal amount of 3.375% Notes due 2023 (the “2023 Notes”) and $750,000,000 aggregate principal amount of 3.800% Notes due 2028 (the “2028 Notes” and, together with the 2020 Notes and the 2023 Notes, the “Notes”), and the guarantee of the Notes (the “Guarantee”) by the Guarantor, under an indenture, dated as of the date hereof (the “Base Indenture”), among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a supplemental indenture, dated as of the date hereof, among the Company, the Guarantor and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), specifying the terms of the Notes, and pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2018  (Registration No. 333-223907) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated March 26, 2018, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final

April 3, 2018

prospectus supplement, dated March 26, 2018, filed with the Commission pursuant to Rule 424(b) under the Act on March 28, 2018 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated March 26, 2018, among the underwriters named therein, the Company and the Guarantor (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Notes and the Guarantee.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Indenture and in the manner contemplated by the Underwriting Agreement, the Notes will be the legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and when the Notes have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Indenture and in the manner contemplated by the Underwriting Agreement, the Guarantee will be the legally valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 514 of the Base Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or

April 3, 2018

other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (n) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Notes, the Guarantee and the Indenture (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that each of the Documents constitutes legally valid and binding obligations of the parties thereto other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of each of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Guarantor’s Report on Form 6-K dated April 3, 2018 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP